Exhibit 5

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P 0. BOX 2508
CINICINNATI, OH 45201	Employer Identification Number:
13-1815595
Date : Mar 20 2003
DLN: 17007077071032
COLGATE- PALMOLIVE COMPANY
C/O EMILY J ZUCKERMAN
300 PARK AVE	Person to Contact:
NEW YORK, NY 10022	JIM WONG	ID# 11612

Contact Telephone Number:
(877) 829-5500
Plan Name:
COLGATE-PALMOLIVE COMPANY EMPLOYEES
SAVINGS AND INVESTMENT PLAN
Plan Number: 003

Dear Applicant:

     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

     Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401 -1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated March 13, 2003. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

     This determination letter is applicable for the amendment(s) executed on February 28, 2002.

     This determination letter is also applicable for the amendment(s) dated on December 18, 2002.

     This plan satisfies the requirements of Code section 4975(e) (7).

Letter 835 (DO/CG)

COLGATE-PALMOLIVE COMPANY

     This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

     This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.

     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

Paul T. Shultz Director, Employee Plans Rulings & Agreements

Enclosures:
Publication 794
Addendum

COLGATE-PALMOLIVE COMPANY

     This determination letter also applies to the amendments adopted on July 11, 2002, September 30, 2002 and February 26, 2003.

Emily J. Zuckerman
Senior tax and Benefits
Counsel

Certified Mail Return Receipt Requested

February 28, 2002

Internal Revenue Service	Re:
P.O. Box 192	Colgate-Palmolive Company
Covington. KY 41012-1092	Employees Savings and
Investment Plan
EIN: 13-1815595
Plan No: 003

Dear Sir or Madam:

Colgate-Palmolive Company hereby requests a determination that the Colgate- Palmolive Company Employees Savings and Investment Plan (the “Plan”), as amended and restated for second time effective as of October 1, 1999, is qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the related trust is exempt from tax under Section 501(a). We request that the determination letter indicate that the Plan satisfies the applicable requirements of the Code as amended by GUST.

This request is made pursuant to the procedures in Revenue Procedure 2002-6 and Announcements 2001-77 and 2001-122. This is a determination request on the form of the Plan only: there is no Schedule Q enclosed.

The following are enclosed:

1.	Form 8717, “User Fee For Employee Plan Determination Letter Request,” and a user fee in the amount of $700;

2.	Form 5300 (7/98), “Application for Determination for Employee Benefit Plan” and exhibits thereto;

3.	Form 5309 (9/99), “Application for Determination of Employee Stock Ownership Plan;”

4.	A copy of the Plan’s most recent determination letter, dated June 7. 2000:

Internal Revenue Service

5.	A copy of the Colgate-Palmolive Company Employees’ Savings and Investment Plan, As Amended and Restated for Second Time Effective as of October 1, 1999;

6.	A copy of the First Amendment to the Colgate-Palmolive Company Employees’ Savings and Investment Plan, As Amended and Restated for Second Time Effective as of October 1, 1999; and

7.	Copies of the Trust Agreements with Citibank, N.A. and LaSalle Bank National Association.

     In the event that any questions should arise regarding the issuance of the favorable determination letter hereby requested, Colgate-Palmolive Company would appreciate, and hereby requests, the opportunity to confer with you.

     Please acknowledge receipt of this letter and the attached Forms 5300, 5309 and 8717 with the accompanying user fee payment and documents on the duplicate copy of this letter. A self- address stamped envelope is enclosed for your convenience.

Yours very truly,

Emily J. Zuckerman
Senior Tax and Benefits Counsel

Enclosures:

cc:	Steve Belasco
Andy Hendry
Jules Kaufman
Rick Zoog

Received the ______________ day of ___________________ , 2002.